Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-266303-05

*Pricing Details* $1.310+BN ($1.081+BN Offered) Mercedes-Benz Auto Receivables Trust (MBART) 2025-1 Prime Auto Loan ABS

Joint Lead Bookrunners: Societe Generale (str), SMBC, Wells Fargo
Co-Managers: BNP Paribas, RBC

-Anticipated Capital Structure-

CLS	$AMT(MM)	WAL^	MDY/FTCH**	P.WIN	E.FNL	L.FNL	BENCH	LAUNCH	YLD	CPN	PX
A-1	228.300	0.19	NR/NR	1-5	06/2025	01/2026	ICURV	*NOT OFFERED*
A-2A	155.680	1.02*	Aaa/AAA	5-21	10/2026	02/2028	ICURV	+32	4.545	4.50	99.99759
A-2B	355.000	1.02*	Aaa/AAA	5-21	10/2026	02/2028	SOFR30A	+32			100.00000
A-3	480.680	2.55*	Aaa/AAA	21-44	09/2028	12/2029	ICURV	+41	4.837	4.78	99.97873
A-4	90.410	3.98*	Aaa/AAA	44-50	03/2029	04/2031	ICURV	+44	4.975	4.92	99.98499

^ WAL to 1.30% ABS prepayment, 5% call
* Note: the shorter A2A, A2B, A3 and A4 WALs on upsized pool

-Transaction Details-
* Deal Size : $1,310,070,000 ($1,081,770,000 offered)
* BBG Ticker : MBART 2025-1
* Format : SEC Registered
* Speed : 1.30% ABS to 5% Clean Up Call
* Ratings : Moody's, Fitch
* ERISA Eligible : Yes
* Risk Retention : US Compliant
* Exp. Pricing : PRICED
* Exp. Settle : January 23, 2025
* First Pay Date : February 18, 2025
* Min Denoms : $1k x $1k
* B&D : Societe Generale

-Available Materials-
* Prelim Offering Memorandum, FWP and Upsize CDI : Attached
* Intex Deal Name : XMBAR2501_upsize | Password : 7XJB
* Dealroadshow : www.netroadshow.com | Entry Code (not case sensitive): MBART2025-1
Direct Link : www.netroadshow.com/nrs/home/#!/?show=5a5069c0
* SSAP : MBART25

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via Bloomberg or another system.